                                 SCHEDULE 14A

                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement         [  ]  Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[  ]  Definitive Additional Materials

[  ]  Soliciting Material Pursuant to Rule 14a-12

                                  SYBASE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


                                   Registrant
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

       (1)   Title of each class of securities to which transaction applies:

             -------------------------------------------------------------------
       (2)   Aggregate number of securities to which transaction applies:

             -------------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             -------------------------------------------------------------------
       (4)   Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------
       (5)   Total fee paid:

             -------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

            (1)   Amount Previously Paid:

            (2)   Form, Schedule or Registration Statement No.:


            (3)   Filing Party:

            (4)   Date Filed:

                                 SYBASE, INC.

                NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 23, 2002

TIME:             10:00 a.m., Thursday, May 23, 2002

PLACE:            Sybase, Inc.
                  United Nations Conference Room
                  5020 Hacienda Drive
                  Dublin, California 94568


BUSINESS:         -      Election of two Class I directors

                  - Ratification of Ernst & Young LLP as independent auditors for 2002

                  - Transaction of other business properly brought before the meeting

RECORD DATE:      You are entitled to vote on these matters if you were a
                  stockholder of record at the close of business Monday, April 1, 2002.

PROXY VOTING:     If you are not able to attend the meeting in person,
                  you can vote (1) on the Internet, (2) by telephone, or (3) by completing and signing the enclosed proxy card and mailing it as soon as possible in the enclosed envelope. Please see the instructions printed on your proxy card.

                                              By Order of the Board of Directors



                                              DANIEL R. CARL
Dublin, California                            Vice President, General Counsel,
April 12, 2002                                and Secretary



        This Notice of Meeting and accompanying Proxy Statement and proxy card are first being distributed on or about April 19, 2002

                                 SYBASE, INC.

                               PROXY STATEMENT

                             GENERAL INFORMATION



Your votes are solicited on behalf of the Sybase, Inc. Board of Directors for matters to be decided at the 2002 Annual Meeting of Stockholders.

RECORD DATE

You are entitled to vote at the Annual Meeting if you were a Sybase stockholder on the April 1, 2002 Record Date. On that date, 99,124,076 shares of Common Stock were issued and outstanding. No Preferred Stock was issued or outstanding. The closing market price of Sybase Common Stock on the Record Date was $17.45 per share, according to the New York Stock Exchange.

HOW TO VOTE OR REVOKE YOUR PROXY

You can vote your shares by telephone, on the Internet, by mail, or in person at the Annual Meeting. Instructions for each voting method appear on your proxy card. You may revoke your proxy anytime prior to the vote at the Annual Meeting by (1) notifying Sybase in writing, (2) issuing a later proxy, or (3) voting in person at the meeting. If you previously granted a proxy, but decide to attend the meeting in person, your proxy will be voted as previously instructed unless you decide to vote in person at the meeting.

HOW VOTES ARE COUNTED

- ONE SHARE, ONE VOTE. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each proposal presented at the Annual Meeting. All votes cast at the Annual Meeting will be tabulated by Georgeson Shareholder, which will act as the independent inspector of election.

- QUORUM. A majority of the shares entitled to vote on the Record Date (49,562,039 shares) constitutes a quorum required to conduct business at the Annual Meeting. The meeting will be adjourned unless at least that number of shares is represented in person or by proxy.

- "VOTES PRESENT" means the shares present at the Annual Meeting either in person or by proxy. A majority of the Votes Present is required to approve each proposal other than the election of directors.

-  WHAT YOUR VOTE MEANS

   FOR DIRECTORS. You may vote "FOR" or "WITHHELD" for each nominee. A "WITHHELD" vote is counted toward a quorum only. The two director nominees with the greatest number of "FOR" votes (even if not a majority of Votes Present) will be elected.

   FOR OTHER PROPOSALS. You may vote "FOR," "AGAINST" or "ABSTAIN." Abstentions are counted toward a quorum and also counted as Votes Present (see "Votes Present," above). This means an abstention has the same effect as a vote "AGAINST." For example, if there are 210 Votes Present, and 99 shares are voted "FOR" a proposal, 75 are voted "AGAINST," and 36 "ABSTAIN," the proposal is defeated since it will not pass by a majority of the Votes Present.

   - WHAT IF I DON'T VOTE? If you sign and return your proxy card, but don't indicate how your shares are to be voted, your shares will be voted "FOR" all of the Company's director nominees, and "FOR" all other proposals described in this Proxy Statement. The Company's proxy holders will have discretion to vote your shares on any new business submitted for a stockholder vote at the Annual Meeting.

   - BROKER NON-VOTES. If you hold your shares in "street name," it means your Sybase stock is held in an account maintained by your broker, bank or other qualified agent. The stock is registered in your agent's name for your benefit. If you do not instruct the agent how to vote the Sybase stock in your account, your agent may have the right to vote those shares on certain matters. If your broker does not have this right, then your votes are known as "broker non-votes". They are counted toward a quorum, but are not counted as Votes Present (see "Votes Present," above). Therefore, broker non-votes cannot affect the outcome of voting on any matter to be voted on at the Annual Meeting.

                            ELECTION OF DIRECTORS

Two Class I directors to be elected at the Annual Meeting will hold office until their three-year term expires in 2005, or until their earlier resignation or removal. The nominees are: John S. Chen and Alan B. Salisbury. Your shares will be voted as you instruct, but if you submit your proxy without voting instructions, your shares will be voted "FOR" the election of these nominees.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES


BOARD STRUCTURE

The current seven-member Board of Directors is divided into three classes, each having three-year terms that expire in successive years, as shown below:

                 CLASS       DIRECTOR             CURRENT TERM EXPIRES
                 I           John S. Chen                  2002
                             Alan B. Salisbury


                 II          Linda K. Yates                2003
                             Richard C. Alberding


                 III         L. William Krause
                             Robert P. Wayman              2004
                             Cecilia Claudio



BIOGRAPHICAL INFORMATION

JOHN S. CHEN       Mr. Chen has been Chairman, Chief Executive Officer and
Director since     President of Sybase, Inc. since November 1998.  From
1997               February 1998 through November 1998, he served as co-Chief
Age 47             Executive Officer.  Mr. Chen joined Sybase in August 1997
Nominee            as Chief Operating Officer and served in that capacity
                   until February 1998. From March 1995 to July 1997, Mr. Chen was President of the Open Enterprise Computing Division,
                   Siemens Nixdorf, a computer and electronics company, and Chief Executive Officer and Chairman of Siemens Pyramid, a subsidiary of Siemens Nixdorf.

RICHARD C.         Mr. Alberding served as an Executive Vice President of
ALBERDING          Hewlett-Packard Company, a computer and electronics
Director since     company, before retiring from that company in 1991.  He had
1993               served in various management positions with HP beginning in
Age 71             1958.  Mr. Alberding is also a director of DMC Stratex
                   Networks, Inc., a supplier of digital microwave radios, Kennametal, Inc., a tooling company, Walker Interactive
                   Systems, an IT solutions company, and PC-TEL, a software modem company.

CECILIA CLAUDIO    Ms. Claudio has been Senior Vice President and Chief
Director since     Information Officer of Farmers Group, Inc., a large
1999               automobile and home insurance company, since 1998.  From
Age 47             1994 to 1997, she was a faculty member of Harvard School of
                   Public Health. Ms. Claudio has also held various senior management positions at Anthem Blue Cross/Blue Shield, a health insurance company, Harvard Pilgrim Health Care, a non-profit managed healthcare organization, Xerox
                   Corporation, Gap Inc. and Olivetti (Worldwide).

L. WILLIAM KRAUSE  Mr. Krause has been President of LWK Ventures, a private
Director since     investment company, since November 1998.  From September
1995               2001 to February 2002, he was Chairman and Chief Executive
Age 59             Officer of Exodus Communications, Inc., a provider of
                   Internet outsourcing services, which he guided through Chapter 11 Bankruptcy to a sale of assets. Mr. Krause served as President, Chief Executive Officer and as a director of Storm Technology, Inc., a digital imaging company, from October 1991 through November 1998 when it filed for protection under federal bankruptcy laws. He served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as a director of Exodus Communications, Packateer, Inc., a provider of application performance infrastructure systems, and Pinnacle Systems, Inc., a supplier of video editing solutions.

ALAN B. SALISBURY  Mr. Salisbury has been an independent management consultant
Director since     to the information technology industry since July 1999.
1993               From August 1998 through June 1999, he served as Chairman
Age 65             of the U.S. subsidiary of Learning Tree International, a
Nominee            provider of advanced technology and technical management
                   training. From 1993 through June 1999, Mr. Salisbury served as that company's President, and he served as a director from June 1994 through June 2001.

ROBERT P. WAYMAN   Mr. Wayman has been Chief Financial Officer of
Director since     Hewlett-Packard Company, a computer and electronics
1995               company, since 1984, and its Executive Vice President,
Age 56             Finance and Administration since 1992.  He is also a
                   director of HP, Portal Software, Inc., a software company, and CNF Inc., a provider of global supply chain services, and is the current Director, Private Sector Council and member of the Kellogg Advisory Board to Northwestern
                   University School of Business.

LINDA K. YATES     Ms. Yates is a founder of Strategos, an international
Director since     strategic consulting firm, where she served as Chief
2000               Executive Officer from January 1995 through August 1999.
Age 39             Ms. Yates currently serves in various advisory and board
                   roles with a number of Silicon Valley start-ups. Prior to founding Strategos in 1995, Ms. Yates spent six years with the Mac Group/Gemini Consulting where she served as Vice
                   President and head of the West Coast from 1992 to 1994. She is currently a Henry Crown Fellow with the Aspen Institute.



BOARD OF DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors held seven meetings during 2001. During the year, no incumbent director attended fewer than 75% of the total Board and committee meetings held during his or her service as a director or committee member.

The table shows the number of committee meetings held during 2001. It also identifies committee membership during the year, and each committee's principal functions.

BOARD COMMITTEES            PRINCIPAL FUNCTIONS
                            -   recommends and approves services of independent auditors
Audit (1)                   -   carries out mandates of Audit Committee Charter
Mr. Salisbury (Chair)       -   evaluates adequacy of financial reports and accounting policies
Ms. Claudio                 -   reviews and directs internal audit policies and functions
Mr. Wayman                  -   6 meetings in 2001


Compensation (2)
Mr. Alberding (Chair)       -   reviews and approves executive compensation policies and programs
Mr. Krause                  -   oversees administration of stock option and purchase plans
Ms. Yates                   -   5 meetings in 2001


Stock                       -   oversees administration of certain stock option grants to non-executive employees
Mr. Chen (Chair)            -   acted by unanimous written consent throughout 2001


Board Affairs               -   oversees corporate governance standards regarding Board conduct and deliberations (3)
Mr. Wayman (Chair)          -   serves as nominating committee (4)
Mr. Krause                  -   no meetings in 2001



(1) All members of the Audit Committee are independent within the meaning of the applicable New York Stock Exchange rules.

(2) No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, or has had any relationship with the Company, any of its subsidiaries or any other entity required to be disclosed in this Proxy Statement.

(3) The Company's corporate governance standards require the election of one lead outside director. Mr. Wayman is the current lead outside director, and has served in such capacity since May 1998. The outside directors meet separately from management and employee directors in executive sessions conducted as part of regular Board meetings. They also confer informally from time to time.

(4) The Board Affairs Committee will consider stockholder recommendations for Board nominees. Recommendations should be submitted in writing to Sybase, Inc., attn: Secretary, 5000 Hacienda Drive, Dublin, California 94568.


DIRECTOR COMPENSATION

For 2001, the Company paid fees to its outside directors according to the following table. All retainers are paid in four quarterly installments, but are discontinued upon a director's resignation to the extent not already earned. Video and telephone attendance fees are paid only when meetings exceed one hour.



Annual retainer                                          $20,000
Per Board meeting attended in person                     $ 1,500
Per Board meeting attended by video or telephone         $   750
Per Committee meeting attended in person                 $ 1,000
Per Committee meeting attended by video or telephone     $ 1,000
Additional annual retainer for committee chairmanship    $ 2,000
Additional annual retainer for lead outside director     $ 4,000

Sybase also reimbursed its outside directors for out-of-pocket travel expenses associated with attendance at Board and committee meetings.

During 2001, all non-employee directors also received stock option grants under the Company's 1992 Director Option Plan, as amended ("1992 Plan"), and the 2001 Director Option Plan ("2001 Plan") which was approved by the Company's stockholders at the 2001 Annual Meeting. Under the 1992 Plan, each non-employee director received an annual grant of options on February 1, 2001 to purchase 16,000 shares of Common Stock at an exercise price of $25.0625 per share. Under the 2001 Plan, each non-employee director is entitled to receive (i) an initial option to purchase 20,000 shares (provided he or she has served as a director for 5 months on the date of grant), and (ii) thereafter, an annual option (granted in February of each year) to purchase 26,000 shares of Common Stock. Following the 2001 Annual Meeting, each non-employee director received an option to purchase 10,000 shares under the 2001 Plan (at an exercise price of $17.30 per share for a total of 26,000 shares granted in 2001 under both the 1992 and 2001 Plans). All options under both Plans have an exercise price equal to the fair market value of the stock on the date of grant, and vest ratably over a four-year period. The 1992 Plan has terminated and no future grants may be made thereunder.

Mr. Chen, an employee director, received no compensation, expense reimbursement or stock option grants for serving as a director, or for attending Board or committee meetings.

STOCK OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERS

This table shows how Sybase shares were beneficially owned as of March 1, 2002 by (i) entities holding more than 5% of our issued and outstanding Common Stock, and (ii) by each current director and nominee, each person named in the "Summary Compensation Table" on page 9, and all current directors and executive officers as a group. On March 1, 2002, 98,458,886 shares of Common Stock were issued and outstanding.

                                                        Shares        Approximate
                                                     Beneficially       Percent
                                                         Owned          of Class
                                                        (1)(5)            (%)
                                                        ------         ---------

Entities affiliated with OppenheimerFunds, Inc.(2)   13,560,900           13.74
498 Seventh Avenue
New York, NY 10018

Entities affiliated with FMR Corp.(3)                 8,494,060            8.60
82 Devonshire Street
Boston, MA 02109

Entities affiliated with Legg Mason, Inc.(4)          7,120,970            7.21
100 Light Street
Baltimore, MD 21202

John S. Chen (6)(7)                                   1,844,910            1.84

Pamela J. George (6)(7)                                 182,066             *

Eric L. Miles (6)(7)                                    202,601             *

Raj Nathan  (6)(7)                                      217,100             *

Pieter A. Van der Vorst (6)(7)                          140,952             *

Richard C. Alberding                                     92,205             *

Cecilia Claudio                                          21,122             *

L. William Krause                                        67,205             *

Alan B. Salisbury                                       113,205             *

Robert P. Wayman                                         79,205             *

Linda K. Yates                                           18,039             *

All current executive officers and directors as
a group (18 persons)                                  3,649,608            3.57%

 *     less than 1%.

(1) Shares subject to Sybase options that are exercisable with 60 days of March 1, 2002 are deemed outstanding and beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing beneficial ownership of any other person. Unless otherwise noted, each named stockholder has sole voting and investment power with respect to all beneficially owned securities, subject to applicable community property laws and to the information contained in the footnotes to the table. Unless otherwise indicated, the address for each named stockholder is c/o Sybase, Inc., 5000 Hacienda Drive, Dublin, California 94568.

(2) Based on the Schedule 13G/A (Amendment No. 4) filed with the SEC on February 11, 2002, OppenheimerFunds, Inc., an investment adviser registered under the Investment Company Act of 1940, has no voting power and shared dispositive power as to all 13,560,900 shares, and disclaims beneficial ownership of such shares under Rule 13d-4 of the Securities Exchange Act. Oppenheimer Global Growth & Income Fund has sole voting power and shared dispositive power with respect to 7,000,000 shares as to which it claims beneficial ownership.

(3) Based on the Schedule 13G/A (Amendment No. 4) filed with the SEC on February 14, 2002, FMR Corp., a parent holding company, and its affiliates are the deemed beneficial owners of all 8,494,060 shares, which are held as shown in the table below:


Fidelity Management & Research Company (FMRC)     5,208,760

Fidelity Management Trust Company (FMTC)          2,868,000

Fidelity International Limited (FIL)                417,300

Edward C. Johnson 3d (through his control of FMR Corp.), and FMR Corp. (through its control of FMRC and FMTC), each has (i) shared voting power and sole dispositive power of the shares beneficially owned by FMRC, and (ii) sole voting and sole dispositive power of the shares held by FMTC. A partnership controlled by Mr. Johnson and his family owns approximately 40% of the voting stock of FIL, which has sole power to vote and dispose of its shares.

(4) Based on the Schedule 13G/A (Amendment No. 1) filed with the SEC on February 15, 2002, Legg Mason, Inc., a parent holding company, had shared voting and shared dispositive power with respect to all 7,120,970 shares. Various accounts managed by Legg Mason Funds Management, Inc., Legg Mason Capital Management, Inc., Legg Mason Wood Walker, Inc., and Batterymarch Financial Management, Inc., which are investment advisory subsidiaries of Legg Mason, Inc., have the right, to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares. Accounts managed by Legg Mason Funds Management, Inc., in the aggregate, have the right to receive (or the power to direct the receipt of) dividends from, or the proceeds from the sale of, 5,400,000 shares. The interest of one account, Legg Mason Special Investment Trust, Inc., an investment company registered under the Investment Company Act of 1940 and managed by Legg Mason Funds Management, Inc., amounted to 5,400,000 shares (5.5%).

(5) Includes restricted stock granted to these individuals in 2001 (see "Executive Compensation - Summary Compensation Table - Long-Term Compensation Awards - Restricted Stock Awards" and footnote 3 to that table). Also includes the following shares, which are subject to options exercisable within 60 days of March 1, 2002:



       Mr. Alberding                           91,205
       Mr. Chen                             1,528,302
       Ms. Claudio                             20,122
       Ms. George                             169,619
       Mr. Krause                              66,205
       Mr. Miles                              194,808
       Dr. Nathan                             196,831
       Mr. Salisbury                          112,205
       Mr. Van der Vorst                      127,952
       Mr. Wayman                              78,205
       Ms. Yates                               18,039
       All current executive officers
       and directors                        3,228,814

(6) On March 1, 2000, these individuals received options to purchase shares of common stock of Financial Fusion, Inc., a private majority owned subsidiary (FFI) under the FFI 2000 Stock Plan. All of these options have an exercise price of $5.00 per share, and vest as to 1/8 after six months, and in equal installments over the next 42 months. Except for the following options, which are exercisable within 60 days of March 1, 2002, none of the individuals beneficially owns any FFI shares, and none of them received additional FFI option grants during 2001:


                                                FFI Options     Approximate
                                                Exercisable          %
                                                 within 60       of Common
                                                    days           Stock
                                                -----------     -----------
       Mr. Chen                                   557,291           1.39
       Ms. George                                   5,208            *
       Mr. Miles                                    5,208            *
       Dr. Nathan                                  18,233            *
       Mr. Van der Vorst                           52,083            *
       All current executive officers and
       directors as a group                       851,563           2.13

       ----------
       *      less than 1%

 (7) On July 10, 2001, these individuals received options to purchase shares of common stock of iAnywhere Solutions, Inc., a private majority owned subsidiary (iAS) under the 2001 iAnywhere Solutions, Inc. Stock Option Plan (iAS Plan). For a description of the material terms under the iAS Plan, see "Option Grants in the Last Fiscal Year - iAnywhere Solutions, Inc. 2001 Stock Option Grants" and footnote 1 to that table). All of these options have an exercise price of $2.51 per share, and vest as to 1/8 after six months, and in equal installments over the next 42 months. Except for the following options, which are exercisable within 60 days of March 1, 2002, none of the individuals beneficially owns any shares of iAS:


                                                   iAS
                                                 Options        Approximate %
                                               Exercisable       of Common
                                              within 60 days       Stock
                                              --------------    ------------
           Mr. Chen                               200,625            *
           Ms. George                               1,875            *
           Mr. Miles                                1,875            *
           Dr. Nathan                               4,687            *
           Mr. Van der Vorst                       18,750            *
           All current executive officers and
           directors as a group                   518,437            *

        -------------
        *      less than 1%


             RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board has selected Ernst & Young LLP ("EY"), independent auditors, to audit the financial statements of the Company for the year ending December 31, 2002, and recommends that the stockholders ratify such selection. In the event of a negative vote, the Board will reconsider its selection. EY (or its predecessor) has audited the Company's annual financial statements since the inception of the Company. Representatives of EY are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

Audit Fees. EY billed an aggregate total of approximately $891,541 for the audit of the Company's annual financial statements for fiscal year 2001, and for the reviews of financial statements included in the Company's Quarterly Reports on Form 10-Q for the same period.

Financial Information Systems Design and Implementation Fees. No fees were billed for financial information systems design and implementation.

All Other Fees. EY billed an aggregate total of approximately $1,707,438 for all other professional services, including audit-related services of approximately $646,693 and non-audit services of approximately $1,060,745. Audit-related services generally include fees for statutory audits, pension audits, business acquisitions, accounting consultations and SEC registration statements.

The Audit Committee of the Board of Directors has determined that the non-audit services provided by EY as described above are compatible with maintaining such auditors' independence. See "Report of Audit Committee" below.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

This table shows summary compensation information for the last three fiscal years by the Chief Executive Officer, and the four most highly-compensated executive officers (other than the CEO). These individuals are referred to as "Named Executive Officers."

                                                   Annual                                Long-Term Compensation
                                                Compensation                         Awards                  Payouts
                                                ------------                         ------                  -------

                                                                Other                     Number of                         All
                                                               Annual       Restricted      Shares             LTIP        Other
                                      Salary       Bonus    Compensation   Stock Awards   Underlying         Payouts    Compensation
Name and Principal Position    Year   ($)(1)      ($)(2)         ($)          ($)(3)       Options (#)(7)     ($)(8)       ($)(4)
---------------------------    ----   -------     --------  ------------   ----------     ---------------  ------------ ------------
John S. Chen                   2001   821,500      314,635    64,009(5)      4,338,000    1,175,000               --        1,500
  Chairman of the Board,       2000   775,000    1,019,900    61,311(5)             --      400,000          179,982        1,500
  CEO and President            1999   660,000      636,000    51,073(5)             --      650,000          269,973       58,856

Pamela J. George               2001   289,375       62,689        --           132,554      136,667               --        1,500
  Senior Vice President        2000   270,000      177,660        --                --       45,000               --        1,500
  Corporate Marketing          1999   177,083       60,000        --                --      200,000               --        1,000

Eric N. Miles (6)              2001   305,550       12,604        --            72,300       95,000               --        1,500
  Senior Vice President & GM   2000   291,000       39,150        --                --       32,000           55,000        1,500
  Business Intelligence        1999   275,000       46,068        --                --       90,000           82,500        2,948
  Division

Raj Nathan                     2001   303,162       42,518        --           168,705      166,667               --        1,500
  Senior Vice President & GM   2000   286,000       87,230        --                --       32,000           54,000        1,500
  Enterprise Solutions         1999   270,000       70,544        --                --       95,000           81,000       15,414
  Division

Pieter A. Van der Vorst        2001   294,680       67,717        --           144,600      170,000               --        1,500
  Senior Vice President and    2000   278,000      201,216        --                --       55,000           24,480        1,500
  Chief Financial Officer      1999   257,667      133,830        --                --       60,000           36,720        8,846

(1) Salary includes amounts earned in the year indicated and deferred pursuant to the Company's 401(k) plan, or pursuant to the Company's Executive Deferred Compensation Plan.

(2) Bonuses for each year include amounts earned for that year, regardless of when paid. Bonuses paid during the year are excluded if they were earned for and reported in a prior year.

(3) Reflects the dollar value as of the date restricted shares were awarded (net of consideration paid for such shares) based on the closing price of $14.56 per share on the date of purchase. In 2001, an aggregate of 383,667 shares of Common Stock were issued as restricted stock under the Company's 1996 Stock Plan to certain senior executives, including the Named Executive Officers as shown in the table below. The dollar value of the aggregate restricted stock holdings of 383,667 shares was $6,046,592 at December 31, 2001, based on the closing price of $15.76 per share on that date. In all cases, the restricted shares were purchased at a price of $0.10 per share within 6 months from the date they were first offered for purchase. The restricted shares are held in escrow by the Company and will remain subject to the Company's right to repurchase if a recipient's employment ends prior to the third or fourth anniversary of the grant date (depending on the terms of each recipient's restricted stock purchase agreement). Upon expiration of the Company's repurchase right, the restricted shares will be released to the recipient, free of further restrictions.

                  Restricted                               Restricted
                 Stock Awards                             Stock Awards
                     (#)                                      (#)
                 ------------                             ------------
    Mr. Chen      300,000            Dr. Nathan               11,667
    Ms. George      9,167            Mr. Van der Vorst        10,000
    Mr. Miles       5,000

(4) Includes 401(k) matching contribution received by all eligible Company employees for the fiscal years noted.

(5) Includes the following amounts paid to Mr. Chen (inclusive of amounts to cover applicable income taxes) for the fiscal years noted:

                                         Equalization
                                           payments
                                             for
                                          forfeited      Reimbursement
                                            401(k)            of
                                         contributions   Supplemental
                            Automobile    from prior     Insurance                   Tax Return
                             allowance    employer         Premiums      Legal      Preparation
                    Year       ($)           ($)            ($)         Fees ($)      Fee ($)
                  --------  ---------    ----------      ---------     --------    -----------
                    2001      18,000         5,380          28,172        754         11,703
                    2000      18,000         8,168          28,172         --          6,971
                    1999      18,000         8,056          19,285         --          5,732

(6) For terms of Mr. Miles' loan forgiveness, see "Employment Agreements and Certain Transactions," below.

(7) Reflects options to purchase Sybase Common Stock. For options granted to these individuals in 2001 to purchase common stock of iAS, see "Options Grants in the Last Fiscal Year - iAnywhere Solutions, Inc. 2001 Stock Option Grants," below, incorporated here by reference. No options to purchase common stock of FFI were granted to these individuals in 2001.


(8) In May 1998, the Board approved a Key Management Incentive Program (KMIP) under which retention bonuses were paid to certain key employees. The bonus amount was equal to a percentage of each participant's then-current base salary. These percentages ranged from 20% for director-level employees to 82% for certain executives. Under KMIP, 60% of the bonus amount vested and was paid as of March 31, 1999, if the recipient was actively employed by Sybase on that date. The remaining 40% was vested and paid on March 31, 2000, if the recipient was actively employed on that date. Only employees actively employed at the start of the plan were eligible to participate (e.g., Ms. George received no KMIP payments because she joined Sybase after the start of the plan). All amounts earned by the Named Executive Officers and other employees eligible to participate in the Executive Deferred Compensation Plan (EDCP) were contributed by Sybase to that plan, and invested as instructed by each participant within the limits of the plan.

(9) Also includes amount of cumulative gain at December 31, 1999 on KMIP bonus contributed to the EDCP as of March 31, 1999. All participants realized cumulative losses on KMIP bonuses as of December 31, 2000. Therefore, 2000 amounts consist only of 401(k) Plan contributions (see footnote 4, above). For a discussion of KMIP bonuses, see footnote 8, above."

OPTION GRANTS IN LAST FISCAL YEAR

The tables below show stock options of Sybase, Inc. and iAnywhere Solutions, Inc., a majority owned subsidiary, granted to the Named Executive Officers in 2001. Both tables show the potential realizable value of those stock options, assuming 5% and 10% annual rates of stock appreciation over the life of the options. All options in the table have exercise prices equal to the fair market value of the common stock on the date of grant, and have a 10-year term. The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent estimates or projections of future stock prices.

Sybase, Inc. 2001 Stock Option Grants


                          Number of     % of Total                                  Potential Realizable Value
                           Shares        Options                                      At Assumed Annual Rates
                         Underlying     Granted to     Exercise                   of Stock Price Appreciation For
                           Options      Employees     Price Per    Expiration              Option Term ($)
Name                      Granted (#)    in 2001(%)  Share($/sh.)     Date             5%($)              10%($)
----                      -----------    ----------   ---------     ---------      -------           ----------
John S. Chen               675,000        8.5602      10.1000      10/3/11         4,287,489          10,865,339
                           500,000        6.3409      25.0625       2/1/11         7,880,836          19,971,585

Pamela J. George            50,000        0.6341      15.5200      7/11/11           488,022           1,236,744
                            50,000        0.6341      10.1000      10/3/11           317,592             804,840
                            36,667        0.4650      25.0625       2/1/11           577,933           1,464,596

Eric L. Miles               40,000        0.5073      15.5200      7/11/11           390,418             989,395
                            35,000        0.4439      10.1000      10/3/11           222,314             563,388
                            20,000        0.2536      25.0625       2/1/11           315,233             798,863

Raj Nathan                  60,000        0.7609      15.5200      7/11/11           585,627           1,484,093
                            60,000        0.7609      10.1000      10/3/11           381,110             965,808
                            46,667        0.5918      25.0625       2/1/11           735,550           1,864,028

Pieter A. Van der Vorst     60,000        0.7609      15.5200      7/11/11           585,627           1,484,093
                            70,000        0.8877      10.1000      10/3/11           444,629           1,126,776
                            40,000        0.5073      25.0625       2/1/11           630,467           1,597,727


(1) Options were granted under the Company's 1996 Stock Plan ("1996 Plan"). Generally, these options vest at the rate of 1/8 after six months, and in equal installments over the next 42 months. Generally, the exercise price of options is equal to the fair market value of the Company's stock on the grant date. Unexercised options granted under the 1996 Plan generally expire (and become unexercisable) not later than 10 years after the grant date. If an option holder's employment terminates, vesting generally stops as of the termination date. However, the option holder generally has three months from that date to exercise any vested unexercised options before they expire. Longer post-termination exercise periods apply if termination results from other reasons, such as death or disability. Option vesting is accelerated if Sybase merges with another corporation that does not either assume the outstanding options or substitute equivalent options. The Company has employment arrangements with certain executives that provide for accelerated vesting upon or following a change of control. See "Executive Compensation - Employment Agreements and Certain Transactions," below.

iAnywhere Solutions, Inc. 2001 Stock Option Grants

                                                                                          Potential Realizable Value
                           Number of       % of Total                                      At Assumed Annual Rates
                            Shares          Options                                     of Stock Price Appreciation For
                          Underlying       Granted to        Exercise                           Option Term ($)
                            Options        Employees         Price Per     Expiration   -------------------------------
Name                      Granted (#)     in 2001 (%)       Share($/sh.)      Date          5% ($)             10% ($)
-----------------------   -----------     -----------        ---------     ----------   ------------         ----------

John S. Chen              1,070,000         13.0633            2.51         7/10/11      1,689,022           4,280,314

Pamela J. George             10,000          0.1221            2.51         7/10/11         15,785              40,003

Eric L. Miles                10,000          0.1221            2.51         7/10/11         15,785              40,003

Raj Nathan                   25,000          0.3052            2.51         7/10/11         39,463             100,007

Pieter A. Van der Vorst     100,000          1.2209            2.51         7/10/11        157,853             400,029

(1) Options were granted under the iAS 2001 Stock Option Plan ("iAS Plan"). Under the iAS Plan, options vest at a rate no less than 20% per year over five
(5) years from the date of grant. Options granted to the Named Executive Officers vest at the rate of 1/8 after six months, and in equal installments over the next 42 months. Generally, the exercise price of options is equal to the fair market value of the underlying stock on the grant date. Unexercised options granted under the iAS Plan generally expire (and become unexercisable) not later than 10 years after the grant date. If an option holder's employment terminates, vesting generally stops as of the termination date. However, the option holder generally has three months from that date to exercise any vested unexercised options before they expire. Longer post-termination exercise periods apply if termination results from other reasons, such as death or disability. Option vesting is accelerated if iAS merges with another corporation that does not either assume the outstanding options or substitute equivalent options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR END OPTION VALUES

This table shows stock option exercises by the Named Executive Officers during 2001, and the number and value of unexercised "in-the-money" options held by them at the end of 2001. "In-the-money" means the option exercise price is less than the fair market value of the stock on the exercise date.

                                                                 Number of                     Value of Unexercised
                            Shares                            Shares Underlying                     In-the-Money
                           Acquired                       Unexercised Options at                   Options at
                             on            Value           Fiscal Year-End (#)               Fiscal Year-End ($)(2)
                           Exercise      Realized     -----------------------------      ------------------------------
Name                          (#)         ($) (1)       Exercisable    Unexercisable     Exercisable       Unexercisable
----                       --------       -------     -------------    -------------     -----------       -------------
John S. Chen                33,330          604,856        1,301,668        1,400,002        7,194,357        4,558,481

Pamela J. George                 0              N/A          172,013          209,654          827,082          632,418

Eric L. Miles                    0              N/A          182,373          114,627        1,141,136          250,139

Raj Nathan                       0              N/A          173,023          194,697        1,020,845          509,253

Pieter A. Van der
  Vorst                     30,000          393,730          110,999          212,501          494,820          600,839


(1) Amount by which the fair market value of the stock exceeded the option exercise price on the exercise date.

(2) Based on the New York Stock Exchange closing price on December 31, 2001 ($15.76 per share), minus the exercise price of in-the-money options.

        BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Report. The Compensation Committee believes the Company's executive compensation programs should enable the Company to attract and retain strong performers. These programs are designed to motivate the senior management team to achieve or exceed key objectives by making individual compensation directly dependent on the Company's achievement of financial goals and by providing significant rewards for exceeding those goals. The Committee believes that strong financial performance, on a sustained basis, is the surest way for the Company to positively affect long-term stockholder return.

   Compensation Program Considerations. The Company takes the following factors into consideration in designing various executive compensation programs:

(a)    Compensation positioning and comparative framework.

   In order to attract and retain the talent that it needs to meet corporate objectives, the Company's executive compensation programs are designed to deliver overall cash compensation and employee benefits competitive with comparable technology companies. Bonuses are tied closely to corporate performance, such that actual awards vary considerably according to overall Company performance.

   In 2001, the Company compiled and analyzed competitive market compensation information from Radford Executive Salary Survey data using an expanded list of publicly held software peer companies, and compared the results to the Company executives' compensation. For 2000, the Company analyzed information from a peer group of 13 companies, including Informix Corporation. Because Informix was acquired during 2001, the Company expanded its analysis to approximately 23 global pre-packaged software companies with business, revenue and personnel comparable to similar companies in the S&P 500 and the JP Morgan H&Q Technology Index. The peer software companies included two principal competitors. Additionally, the Company utilized the assistance of outside executive compensation consultants to perform parallel survey analyses and to make best-of-practice recommendations.

(b)    Mix of compensation.

   The Company's executive compensation program has three primary components. All three are intended to attract and retain outstanding executives and focus management on achieving or exceeding Company objectives.

   (i) Base Salary. The Committee believes that executive salaries must be sufficiently competitive to attract and retain key executives. Base pay and annual increases are determined primarily through an analysis of (A) an individual's salary and total target compensation relative to salaries for similar positions within the Company and at peer companies, and (B) to a lesser extent, through a subjective analysis of the individual's contributions to the Company's success. Based on this analysis, the Committee increased the 2001 base salaries of all senior executives who had been employed by Sybase during 2000.

   (ii) Incentive and Special Bonuses. The Committee believes one of the key differentiators of executive compensation should be the variable portion provided by short-term cash incentive programs. The Company's executive bonus plan is designed to award bonuses above a target amount if the Company performs significantly above its stated objectives. If the Company performs below these objectives, awards may be significantly reduced or even eliminated if performance falls below defined thresholds. In January 2001, the Committee established a target incentive bonus amount for each executive. The target amount varied by individual and ranged between 35% and 100% of each executive's base salary. Actual incentive bonus amounts were based on overall Company performance. No amounts were to be paid unless the Company achieved specified minimum revenue and operating margins. The Company met the minimum threshold, but did not meet the target for 2001.

   In addition, the Compensation Committee has the right to approve discretionary executive awards proposed by the President or a member of the Compensation Committee. Such discretionary awards are based on a subjective evaluation of an executive officer's contribution to the Company's success and are not based on predetermined measures of corporate performance or achievement of specified corporate objectives. No person serving as an executive officer in 2001 received a discretionary bonus for 2001.

   (iii) Long-term Incentives. These are provided through initial stock option grants at date of hire and periodic grants of additional stock options and other stock rights. With respect to stock options, executives realize gains only if the stock price increases over the exercise price of their options, and they exercise their options. Stock options generally vest over a four-year period and the Committee believes they are instrumental in focusing executives on sustaining strong financial performance over a number of years. The initial option grant is designed to be competitive with those of comparable technology companies for the executive's job level, and to motivate the executive to make the kinds of decisions and implement strategies and programs that will contribute to an increase in the Company's stock price over time. Periodic additional stock options within a competitive range for the job are granted to reflect the executive's ongoing contributions to the Company's success, to create an incentive to remain with the Company, and to provide a long-term incentive to achieve or exceed the Company's financial goals. In determining the amount of periodic additional grants, if any, for an individual, the Committee considers such factors as (A) options previously granted, (B) options outstanding, (C) the vesting schedule of the outstanding options, (D) the aggregate amount of outstanding options and new awards, and (E) the relative quantities of options offered by other companies for comparable positions. Special additional stock options and other stock rights are granted or approved from time to time to executive officers in connection with promotions, assumption of additional responsibilities and other factors. For example, in July 2001, based on the approval of the Compensation Committee, the Board of Directors of iAnywhere Solutions, Inc. (iAS), one of the Company's majority owned subsidiaries, approved a one-time grant of iAS stock options to Mr. Chen and certain of the Company's executive officers who are expected to assist iAS in achieving its business plans.

   During April and June of 2001, an aggregate of 383,667 shares of Common Stock were issued as restricted stock under the Company's 1996 Stock Plan to Mr. Chen and certain other senior executives. The restricted shares were purchased at a price of $0.10 per share within 6 months from the date they were first offered for purchase. The restricted shares are held in escrow by the Company and remain subject to the Company's right to repurchase if a recipient's employment ends prior to the third or fourth anniversary of the grant date (depending on the terms of each recipient's restricted stock purchase agreement). Mr. Chen purchased 150,000 restricted shares which remain subject to the Company's repurchase right for three years, and another 150,000 shares which remain subject to such repurchase right for four years. Upon expiration of the Company's right to repurchase, all restricted shares are released from escrow to the recipient, free of further restrictions.

   (c)      Other compensation considerations.

   Because the Company believes that its benefits programs in general should be similar for all employees, perquisites are not ordinarily used to compensate executives. Pursuant to his employment agreement, the Company agreed to provide Mr. Chen with benefits comparable to the benefits he received from his prior employer. Accordingly, during 2001, Mr. Chen received an automobile allowance, additional Company contributions to his 401(k) account, reimbursement of certain supplemental insurance and health benefits, and reimbursement for tax return preparation fees.

   2001 Compensation for the Chief Executive Officer. In January 2001, the Compensation Committee established the base salary and target total compensation for Mr. Chen at a level approximately equal to the average base salary and average total compensation for the chief executive officers of comparable technology companies. The total compensation of the Chief Executive Officer is designed to compensate him at market levels when operating income targets are met, and above market levels when operating income targets are exceeded. The full Board of Directors approved the Compensation Committee's recommendation with respect to Mr. Chen's 2001 total base salary plus target incentive. The incentive portion of Mr. Chen's compensation comprised 50% of the total. Up to 50% of this portion was dependent on the achievement of corporate operating profit margin objectives, and up to 50% was dependent on achievement of prescribed revenue objectives. No amounts would be paid unless the Company achieved certain minimum revenue and pretax profit levels. In 2001, the Company's revenue component was not achieved, but its threshold for profit before tax (PBT) was achieved. Accordingly, Mr. Chen received a bonus for the year based on the PBT component only.

   The Compensation Committee held five meetings in 2001. At several of the meetings, the Chief Executive Officer made recommendations to the Compensation Committee with respect to compensation for other executive officers and with respect to the structure and terms of the executive incentive programs. However, the Chief Executive Officer did not participate in the portions of the meetings during which his specific compensation and awards were deliberated.

   Compensation Limitations. Under Section 162(m) of the Internal Revenue Code, and regulations adopted thereunder by the Internal Revenue Service, publicly held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. The Company believes that its 1996 Stock Plan qualifies for the exclusions. The Company does not currently anticipate taking actions necessary to qualify the Company's executive annual cash bonus plans for the exclusions.

Report submitted by:

Richard C. Alberding (Chairman)
L. William Krause
Linda K. Yates

                            AUDIT COMMITTEE REPORT


The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors in accordance with its charter, as amended. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Company's 2001 Annual Report on Form 10-K, and discussed the quality (not merely acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. Accordingly, the Committee has discussed with such auditors the matters required to be discussed under SAS 61, as modified or supplemented, including such auditors' judgments as to the quality and acceptability of the Company's accounting principles, as well as other matters required to be discussed with the Committee under generally accepted auditing standards. The Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed the matter of auditor independence from management and the Company with the Company's independent auditors. The Committee also considered the compatibility of non-audit services with the auditors' independence.

The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee regularly meets with the Company's internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held six meetings during fiscal year 2001.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors for fiscal 2002.

Report submitted by:

Alan B. Salisbury (Chairman)
Cecilia Claudio
Robert P. Wayman


EMPLOYMENT AGREEMENTS AND CERTAIN TRANSACTIONS

JOHN S. CHEN. In June 2001, the Company entered into an amended and restated employment agreement with Mr. Chen, pursuant to which he serves as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The agreement provides for an annual base salary and target incentive compensation approved by the Board of Directors, and employee benefits comparable to those he received from his prior employer. If his employment terminates without cause and not in connection with a change of control (as defined in the amended and restated agreement), Mr. Chen's agreement provides for a severance payment equal to 150% of his base pay and target annual cash bonus for the then-current fiscal year, continuation of his employee benefits for a period of 18 months from his effective date of termination, accelerated vesting of 100% of his then-outstanding stock options and the immediate release of 50% of his restricted stock from escrow. See "Executive Change of Control Agreements," below, regarding amounts payable to Mr. Chen in the event his employment terminates in connection with a change of control.

ERIC L. MILES. In December 1997, Mr. Miles joined Sybase as Senior Vice President, Product Operations. Mr. Miles' prior employer had extended to him a loan of $100,000 that became due in connection with his leaving that company to join Sybase. In connection with his start of employment, the Company made an unsecured loan to Mr. Miles in January 1998 of $100,000 bearing interest at a rate of 7% per annum, and having terms comparable to those of the loan previously extended by his prior employer. The maximum amount of indebtedness outstanding under this loan in 2001 was $66,479. As long as Mr. Miles remains an employee of Sybase, $25,000 of the indebtedness will be forgiven on each anniversary of the loan. As of March 31, 2001, $42,500 in total indebtedness was outstanding under the loan. The loan becomes immediately due and payable in the event Mr. Miles' employment is terminated for any reason or upon default or insolvency of Mr. Miles.

EXECUTIVE CHANGE OF CONTROL AGREEMENTS. The Company has entered into amended and restated change of control agreements with the Company's current Chief Executive Officer, Chief Financial Officer and General Counsel providing for severance payments equal to an amount not less than two times annual base salary, two times each such officer's then-current annual target incentive compensation, accelerated vesting of 100% of his then-outstanding stock options and the immediate release of his restricted stock from escrow and continuation of benefits for two years. These benefits are payable upon a change of control, regardless of whether the officer is terminated. The Company has entered into similar amended and restated change of control agreements with each of its other current executive officers providing for similar benefits, but only if the officer's employment is terminated upon or with 13 months following a change of control.

OTHER RELATED TRANSACTIONS. In May 2000, the Company entered into separate trust agreements with Fidelity Management Trust Company to administer the Company's 401(k) plan and Executive Deferred Compensation Plan, respectively. Under the agreements, employees participating in the Company's plans are allowed to diversify funds in their accounts among several investment vehicles, including Fidelity and non-Fidelity affiliated mutual funds. The Company and Fidelity Management Trust Company have standard fee arrangements to cover plan administration costs that are competitive with similar arrangements offered by other companies in the industry.

                              PERFORMANCE GRAPH

This graph and table compare the cumulative total return on a $100 investment in our Common Stock on December 31, 1996, with the cumulative total return on a $100 investment (assuming reinvestment of all dividends) in the indices noted.

[LINE GRAPH]


($)                                 Dec-96     Dec-97    Dec-98     Dec-99     Dec-00      Dec-01
                                    ------     ------    ------     ------     ------      ------
Sybase Inc.                          100         80         44        102        119         94
S&P (C) 500                          100        133        171        208        189        166
JP Morgan H&Q Technology Index       100        117        182        407        263        182

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our Section 16 officers and directors, and holders of more than 10% of any class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the SEC. These individuals are also required to furnish the Company with copies of all Section 16(a) forms filed on their behalf.

Based solely on our review of the forms we received, or written notice from certain reporting persons that no Forms 4 or 5 were required, the Company believes that all required Section 16(a) filings were made on a timely basis in 2001.

                                OTHER MATTERS

COST OF PROXY SOLICITATION

We will pay the cost of soliciting stockholder proxies. We have retained Georgeson Shareholder to assist us in this process for an estimated $7,000, plus expenses. We may also reimburse brokers and others for their expenses in forwarding solicitation materials to beneficial owners. No additional amounts will be paid for any proxies solicited by any of our directors, officers or employees.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

If you want us to consider a proposal for possible inclusion in our Proxy Statement for our 2003 Annual Meeting of Stockholders, you must deliver your proposal to Sybase's Secretary at our principal executive offices located at 5000 Hacienda Drive, Dublin, California 94568 no later than December 20, 2002. Any such proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. If you wish to present a proposal at our 2003 Annual Meeting, and the proposal is not intended to be included in our proxy statement relating to that meeting, you must give advance notice to us prior to the deadline for such meeting determined in accordance with our Bylaws (the "Bylaw Deadline"), as described below. If you give notice of such a proposal after the Bylaw Deadline, you will not be permitted to present the proposal to the stockholders for a vote at the meeting.

Rules under the Securities Exchange Act of 1934, as amended, also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for our 2003 Annual Meeting is March 5, 2003 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If you give notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against your proposal when and if the proposal is raised at our 2003 Annual Meeting. Because the Bylaw Deadline is not capable of being determined until we publicly announce the date for our next Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at our 2003 Annual Meeting, and we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

If you intend to present a proposal or nomination at the 2003 Annual Meeting, but you do not intend to have it included in our 2003 Proxy Statement, then you must deliver a copy of your proposal or nomination to Sybase's Secretary at our principal executive offices in accordance with the following procedures:

Under the Bylaw Deadline,we must receive your notice not less than 90 days prior to the 2003 Annual Meeting (unless there is less than 100 days' notice of the meeting date, in which case notice must be received no later than the tenth day following the day on which such notice is first given or disclosed). Also, your notice must state all of the following as to each matter, or the presiding officer may properly refuse to acknowledge your proposal or nomination:

       -      your name and address, and the nature of the matter

       - that you are a stockholder of record and are entitled to vote at the meeting

       -      the name and address of your nominee, if any

       - whether you will appear in person or by proxy to make the proposal or nomination

       - a description of all arrangements between you and the nominee regarding the nomination

       -      all other information that would be required in a proxy statement

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting, including any stockholder proposals received between the date of the proxy statement and the Bylaw Deadline for this year's Annual Meeting, which is April 29, 2002 (the tenth day after this proxy statement is mailed).

The Board of Directors does not know of any other matters to be brought before this Annual Meeting. However, if any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with their best judgment on such matters.

                                                        THE BOARD OF DIRECTORS

Dated: April 11, 2002

                           [SYBASE, INC. MAP GRAPHIC]

                                 FORM OF PROXY

                                  SYBASE, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 23, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 12, 2002, and hereby appoints Pieter A. Van der Vorst, Scott V. Irey and Teresa D. Chuh, or any of them, with full power of substitution, attorneys and proxy holders to vote, as indicated on the reverse side, all shares of Common Stock of SYBASE, INC., a Delaware Corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held May 23, 2002 at 10:00 a.m. local time at the offices of the Company located at the United Nations Conference Room, 5020 Hacienda Drive, Dublin, California 94568, and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if personally present at such meeting, on the matters set forth on the reverse side.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

SYBASE, INC.

VOTE ON DIRECTORS

1. Election of Class I    For All  Withhold    For     To withhold authority to
   Directors                       All         All     vote, mark "For All
                                               Except: Except" and write
                                                       the nominee's number on
                                                       the line below:

Nominees:  1) John S. Chen                             ________________________
           2) Alan B. Salisbury


VOTE ON PROPOSALS

2.  Ratification of Ernst &        For    Against   Abstain
    Young LLP as independent
    auditors for 2002




In their discretion, the proxy holders are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature (Please Sign Within Box)      Date    Signature (Joint Owner)    Date